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                                                                  Exhibit 16.1

                          [KPMG LETTERHEAD LOGO]


October 18, 1999


Securities and Exchange Commission
450 Fifth Street North West
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously principal accountants for Harris Interactive Inc. (formerly Gordon S. Black Corporation and Subsidiaries) and, under the date of September 8, 1997, we reported on the consolidated financial statements of Harris Interactive Inc. as of and for the year ended June 30, 1997. On
May 21, 1998, our appointment as independent auditors was terminated. We have read Harris Interactive Inc.'s statements included under the caption "Change in Principal Accountants" in its registration statement of its Registration Statement on Form S-1 and we agree with such statements except that:

1. We are not in a position to agree or disagree with the statement that ratification of the selection of PricewaterhouseCoopers LLP as successor principal accountants was ratified by the Board of Directors of Harris Interactive Inc.; and

2. We are not in the position to agree or disagree with the statement that PricewaterhouseCoopers LLP confirmed our position that database development costs should be expensed as incurred or that the fiscal 1998 and 1999 consolidated financial statements of Harris Interactive Inc. reflect the expensing of such costs.

Our discussions with Harris Interactive Inc. regarding accounting for database development costs constituted a disagreement, which if not resolved to our satisfaction, would have required us to qualify our report with respect to the consolidated financial statements if we had been retained.

Very truly yours,

/s/ KPMG LLP
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    KPMG LLP


cc:  Bruce Newman - Harris Interactive Inc.
     Tom Willet - Harris Beach
     Tim White - KPMG Rochester